September 22, 1998


Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, MN 55413

     Re:  Sale of up to 1,702,950 Shares of Common  Stock by Selling
          Shareholders

Dear Sir/Madam:

     We have acted as legal counsel to Uroplasty, Inc. (the "Company") in connection with the proposed offer and sale by selling shareholders of up to 1,702,950 shares (the "Shares"). The shares will be issued and sold by selling shareholders pursuant to the terms and conditions set forth in the Registration Statement, dated July 8, 1998, Registration No. 333-58887, as amended (the "Registration Statement").

     In our capacity as legal counsel to the Company, we have examined the following:

          1.   Articles of Incorporation of the Company, as amended.

          2.   Bylaws of the Company, as amended.

          3. Certain corporate resolutions of the Company's Board of Directors, including, without limitation, resolutions dated as of May 14, 1998.

     Based upon our review of the foregoing documents, we are of the opinion that:

          1. The Company has been duly incorporated under the laws of the State of Minnesota and is now a validly organized and existing corporation under the laws of the State of Minnesota and had, at the time of issuance, the corporate authority to issue the Shares.

          2. The Shares have been validly issued, fully paid and are nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which forms part of the Registration Statement.

                              Very truly yours,


                              Richard P. Keller

RPK/clm